SECOND AMENDMENT TO
                       EMPLOYMENT AND CONSULTING AGREEMENT

This is the Second Amendment to an Employment and Consulting Agreement dated as of July 10, 1996, and amended as of March 9, 1999 (the "Amended Agreement"), between Del Webb Corporation ("Company") and Philip J. Dion ("Dion"). It is pursuant to a resolution of the Board of Directors of Company adopted on February 10, 2000.

The Amended Agreement is further amended as follows:

Section 2(b) shall be deleted and replaced in its entirety by the following:

     "(b) CONSULTING PERIOD

          Dion's status as an "employee" of Company shall end on November 30, 1999, the last day of the Employment Period, unless this Agreement is terminated previously pursuant to the provisions hereof. If this Agreement
     has  not  been  previously  terminated,   Dion  shall  become  a  part-time
     consultant to Company on December 1, 1999 and shall continue to serve as a part-time consultant to Company until November 30, 2001. The period beginning on December 1, 1999 and ending on November 30, 2001 shall be referred to as the "Consulting Period". During the Consulting Period, Dion shall serve as Chairman of the Board of Company if he is elected to the Board of Directors by the stockholders and is appointed as Chairman by the directors, in each case pursuant to Company's Bylaws. In such case, Dion shall perform the duties assigned to the Chairman of the Board by Company's Bylaws. If he is serving as a member of the Board of Directors during the Consulting Period Mr. Dion shall receive, in addition to the Consulting Fee set forth in Section 5, the same fees for Board Meeting and Committee meeting attendance as other non-employee Board members, $100,000 per year while serving as Chairman, and no additional fee for service on, or chairing, committees. Regardless of whether Dion is serving as Chairman of the Board during the Consulting Period, Dion shall perform such additional or other duties as may be assigned to him by the Board as long as such duties are of the type customarily assigned to a retired Chief Executive Officer acting as a part-time consultant to a comparable corporation. Dion shall not be required to perform more than 250 hours of consulting services in either of the 12-month periods (December 1, 1999 to November 30, 2000 and December 1, 2000 to November 30, 2001) included in the Consulting Period. Should an extraordinary situation require significant unanticipated time on the part of Dion, the Board will consider additional compensation related to that situation. The Consulting Period may be extended for an additional one-year period on such terms and conditions as the parties may agree to."
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The first  sentence of Section 5 shall be deleted and the following  inserted in its place:

     "Dion shall receive a "Consulting Fee" of $250,000 per year during the Consulting Period."

This Second Amendment shall be effective as of December 1, 1999. Company shall promptly forward to Dion any payments which may be due as a result of the effective date.

Except as set forth in this Second Amendment, the provisions of the Amended Agreement shall continue in full force and effect.


                                        DEL WEBB CORPORATION



                                        By: /s/ Robertson C. Jones
                                           -------------------------------------
                                            Robertson C. Jones

                                        Its: Senior Vice President

                                        Date: February 23, 2000

                                        /s/ Philip J. Dion
                                        ----------------------------------------
                                        Philip J. Dion

                                        Date: February 28, 2000